Exhibit n.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in Amendment No. 1 to the Registration Statement (Form N-2 No. 333-260208) and related Prospectus of Logan Ridge Financial Corporation (formerly known as “Capitala Finance Corp.”) for the registration of common stock, preferred stock, subscription rights, warrants and debt securities and to the incorporation by reference therein of our report dated March 8, 2021, with respect to the consolidated financial statements of Logan Ridge Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
December 20, 2021